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Final Transcript

Conference Call Transcript TEC.PA - Technip to Acquire 100% of Global Industries Ltd. Conference Call Event Date/Time: Sep 12, 2011 / 08:00AM GMT

Final Transcript
Sep 12, 2011 / 08:00AM GMT, TEC.PA - Technip to Acquire 100% of Global Industries Ltd. Conference Call

CORPORATE PARTICIPANTS

 Thierry Pilenko
 Technip SA - Chairman and CEO

 Kimberly Stewart
 Technip SA - VP Investor Relations

 Julian Waldron
 Technip SA - CFO

CONFERENCE CALL PARTICIPANTS

 Tom Ackermans
 Barclays Capital - Analyst

 Dominique Patry
 CA Cheuvreux - Analyst

 Dave Thomas
 UniCredit Research - Analyst

 Julien Laurent
 Natixis - Analyst

 Fiona Maclean
 Bank of America Merrill Lynch - Analyst

 Frederik Lunde
 Carnegie - Analyst

 James Laing
 Morgan Stanley - Analyst

 PRESENTATION

Operator

Welcome to Technip's conference call to discuss the acquisition of Global Industries for the financial community. As a reminder, this conference is being recorded. At this time, all participants are in a listen-only mode. Later, there will be a question and answer session.

I would now like to turn the call over to your host for today's conference call, Mr. Thierry Pilenko, Technip's Chairman and CEO. Please go ahead, sir.

Thierry Pilenko - Technip SA - Chairman and CEO

Good morning, ladies and gentlemen. Thank you for participating in Technip's conference call. I'm Thierry Pilenko, Chairman and CEO of Technip; and with me are Julian Waldron, our CFO; Arnaud Real, our Deputy CFO; as well as our Investor Relations team, Kimberly Stewart; Apollinaire Vandier, and Chaun Wang.

I will turn you over to Kimberly, who will go over the conference call rules.

 Kimberly Stewart - Technip SA - VP Investor Relations

Thank you, Thierry. I would like to remind participants that you can download the press release and presentation on our website, technip.com.

Final Transcript
Sep 12, 2011 / 08:00AM GMT, TEC.PA - Technip to Acquire 100% of Global Industries Ltd. Conference Call

I must remind you that the statements made during this conference call, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Readers and listeners are strongly encouraged to refer to the disclaimers, including the safe harbor statement, which are an integral part of today's slide presentation, which you may download from our website, technip.com.

Also, an audio replay of today's call will be available on our website approximately two hours after the call ends.

I now hand you back to Thierry.

Thierry Pilenko - Technip SA - Chairman and CEO

Thank you, Kimberly. Thank you very much for joining us at short notice this morning. We'll try to make this quick and give you plenty of time for questions.

So what are we announcing this morning, and why? We have reached an agreement to purchase Global Industries for $8 per share, and this has been unanimously approved by Global Industries' board.

So the transaction value at today's exchange rate is around EUR768 million, which includes approximately EUR97 million in net debt. We will pay in cash. At the end of June, Technip's net cash was EUR1.1 billion, and our forecast was EUR2.3 billion. Since June end, it has increased by nearly EUR200 million.

With Global Industries, we have some first class know-how, assets, and experience and expanding techniques into S-Lay and heavy lift markets in which we are not directly present at the moment.

We believe that today Technip has the broadest sweep of technologies, products, and services in the subsea market and this leadership will be reinforced by the acquisition. So, with the addition of Global Industries we will expand our addressable market up roughly 30%, which will drive substantial revenue synergies.

We estimate cost synergies to be at least $30 million, and we expect this will accrete our 2013 earnings per share by around 5% to 7% and will contribute even more to our revenues and profits in later years.

We believe this is a compelling transaction for Technip, both strategically and financially.

So, a few words about Global Industries. So they are a leading US-based subsea contractor; their revenue was $568 million in 2010; and they have about 2,300 employees, including engineers, project managers, commercial teams, and offshore crews.

They are one of the most competent players in S-Lay and heavy lift, and their capabilities have been significantly strengthened by the addition of two new vessels, the Global 1200 and 1201, which we will discuss shortly.

Global Industries have good logistic assets in the Gulf of Mexico and in Asia Pacific and commercial presence in areas which are complementary to Technip, such as Mexico and the Middle East.

Global Industries' experience in S-Lay and heavy lift is totally complementary to Technip.

They recently completed construction of the Global 1200, which has already performed her first project, while her sister ship, Global 1201, will be completed by year end.

These two leading edge vessels in this segment of the market have excellent capacities in pipelay and heavy lift, with a 1,200 [tonne] crane and equipment capable of handling up to 60 inch pipe, six zero; and laying from 3,000 meter water depths to very close to shore because of their shallow draft. And these assets can truly operate from deep to shore in the subsea market.

As you know, whilst maintaining a good balance between our trade segments, we have been directing most of our investment resources into subsea because this is high growth market, and we are very confident with the outlook.

Final Transcript
Sep 12, 2011 / 08:00AM GMT, TEC.PA - Technip to Acquire 100% of Global Industries Ltd. Conference Call

In 2011, we expect the SURF market to reach a record amount of orders for our industry at large, and our backlog at Technip at the end of the second quarter is already above its previous peak.

Our customers continue to firm up substantial number of large offshore developments with Brazil, the Gulf of Mexico, West Africa, and Asia Pacific leading the way.

Longer term forecasts are showing that pipe-laying activities will grow, both infield and trunklines. Our planned offshore investment plans are growing, and the recent discoveries, such as those of Statoil in the North Sea, BP [Matoc's] extension, or, more recently, the Tullow discovery in French Guiana, show that the exploration successes offshore clearly support the long-term growth of the subsea market.

So we have been investing over the past four years to capture this growth in our traditional markets, and the addition and the acquisition of Global Industries will take us further because it expands our addressable market.

We estimate the total subsea market at around EUR30 billion, and Technip's current addressable market is around one-third of this. With the complementary capabilities of Global Industries, we will expand our addressable market by about 30%. And those additional assets and skill will be a very good platform for further expansion in the broader markets, particularly in ultra deep waters.

To illustrate how the combined companies will work on large projects, for those of you who have the presentation, we have set out on page 8 a simplified but nonetheless typical offshore development.

At the moment, Technip core market is tie-back and infield lines. Our assets are Flexible-Lay, Rigid J-Lay, Reel-Lay, and construction vessels that can install all necessary infield and longer distance tie-back lines, supported by diving and other vessels. In addition, of course, we manufacture and supply flexible lines, umbilicals, and assemble the rigid lines used on these projects.

Global Industries S-Lay capabilities are complementary; for example, when larger diameter rigid lines are used for long distance hydrocarbon transport, gas or oil, either between fields or to shore. In addition, if there are any subsea infrastructure or production system to be installed, also light upside on platforms, Technip will now have the know-how and the assets to do the job.

Our combined fleet will comprise of 34 vessels. This will allow us to optimize some aspect of fleet management, and in some cases reduce the sub-contracting of support vessel, which is a significant cost synergy.

Our fleet of pipelay vessel will be well balanced between flexible rigid reel, J-Lay, and S-Lay technologies. As for the traditional fleet of Global Industries, we have a broader geographical footprint to use them and we'll be looking at opportunities worldwide.

For those of you who have the presentation, the table on slide 10 is built around color codes, with Technip in blue and Global Industries in green. You can see that Technip's offering is not about vessels and pipelay, but Technip offers solutions and products to our clients from concept to execution, where the assets and know-how of Global Industries will fit.

Now let's see how Technip will leverage its strengths to unlock value from the Global Industries' acquisition. Technip has a large customer base, with global presence. We have world-class technologies, products, and services; strong project management skills; and a solid track record in delivering large and complex projects for our clients; financial strength to endorse large contract responsibility in [front] of our clients.

So, with these strengths, we can create value through substantial revenue upside. The identified areas for these revenue synergies are greater scope on existing Technip projects; enhanced capabilities to address large EPCI projects; access to new geographies in the subsea and offshore business, such as Mexico and the Middle East.

And I'd like now to move to the financial returns aspect of this acquisition. We expect to close this transaction in early 2012. Therefore, we maintain our full-year 2011 financial outlook that we recently raised at the end of our second quarter.

In 2012, we will focus on the integration of Global Industries and on order intake. We have already identified several projects on which the core assets and know-how of Global Industries can be deployed.

Final Transcript
Sep 12, 2011 / 08:00AM GMT, TEC.PA - Technip to Acquire 100% of Global Industries Ltd. Conference Call

In 2013, we expect to accelerate the utilization of the key assets and benefit from at least $30 million of cost synergies, increasing our earnings per share by 5% to 7%. Thereafter, we will expect to grow further our backlog, revenues, and profit. This acquisition will meet our subsea hurdle rate of 15% for investments around the cycle.

So, in conclusion, Technip's current subsea market is above previous peak and growing strongly. Global Industries expands Technip addressable market by about 30% and provides a platform for further expansion. The value embedded in Global Industries' know-how, assets, experience can be fully unlocked by Technip's skills.

So this will provide our customers a broader suite of technologies, products and services; notably, for complex EPCI projects. For our shareholders, it improves earning from 2013 onwards and increases contribution from our subsea segment. And for all our employees, it gives them greater career opportunities worldwide.

Overall, we believe that it's a strategic platform to accelerate our profitable growth.

With that, I'd like to turn the call over the participants, to answer the questions you may have. Thank you.

QUESTION AND ANSWER

Operator

Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. (Operator Instructions). Tom Ackermans, Barclays Capital.

Tom Ackermans - Barclays Capital - Analyst

[A couple] of questions, please. First of all, looking at your relationship with Allseas, you're working on bidding together on a number of jobs, now you're effectively buying a competitor, are there any clauses in existing contracts on this that could create problems, or anything we should be worried about?

And then secondly, Global's backlog, I think it stands at around $200 million right now, which is pretty low looking at 2012 consensus estimates for the Company, but I guess also good thing as it means that there is not much risk in that backlog. Just looking at 2012, how fast do you think you can fill up the fleet? And then do you expect Global to make a positive contribution to the operating profit?

And then, finally, if you could give some more assumptions behind the 5% to 7% increase you have mentioned for 2013, please.

Thierry Pilenko - Technip SA - Chairman and CEO

All right, so three questions. I'll take the first one, then I'll pass it over to Julian. As you know, we are working on projects which are larger, which require assets that sometimes are necessary to do both infield and trunklines, and we've been looking at various different business models over the past few years to execute those type of projects.

So, obviously, we have had a very successful cooperation with Allseas on certain projects, in particular, in Brazil, and we will continue to bid with Allseas on these type of projects as they have assets which are complementary to ours.

But we have also noticed that a number of opportunities it was important to actually control the large pipelay vessels for the projects, and in particular when the portion of the execution for large pipelay represents more than 30% of the total project. And we believe that the control of the assets of Global Industries, and particularly the G1200 and G1201, will bring additional competitiveness to Technip.

As far as the contract with Allseas or the future contracts that we will have once we have finalized the transaction, there is nothing that prevents us to work with Allseas, or any other partners as we feel appropriate in different markets. As you know, the large projects often require the combination of several subsea players with different types of assets.

Final Transcript
Sep 12, 2011 / 08:00AM GMT, TEC.PA - Technip to Acquire 100% of Global Industries Ltd. Conference Call

Tom Ackermans - Barclays Capital - Analyst
Thank you.

Julian, do you want to talk about --?

Julian Waldron - Technip SA - CFO

 Tom, thank you for your questions. I think, firstly, on backlog, we didn't expect and we don't expect to acquire this business with a significant backlog.

We've been able to do quite extensive due diligence on the existing backlog and, therefore, know what is likely to be left with us when we go into next year. We don't expect it to be a particularly material number. And I think that's probably the way that we want to start running the business when we acquire it.

I think as far as 2012 is concerned, there's some uncertainty on the exact date at which we will take the business in. And I think for 2012 our focus, as Thierry mentioned, is really going to be on integration and on winning orders for the right projects with the right execution schemes at the right pricing to drive revenues 2013 and thereafter.

So, in 2012, any one-off costs that we've got to take for integration we'll take. There may be an opportunity for us to ramp up utilization either of the historic assets, if you will, or of the two new assets in 2012, and that will be a priority for us. And we think we could have some quick impacts. I think it is too early for us to quantify that at this stage, and I think we will leave that 'til the moment when we give guidance on 2012 to comment on that in more detail.

So I think there will be some weighing on our results 2012, but I think it's too early to say exactly how that would pan out.

As far as '13 is concerned, I think the key assumptions underlying the accretion estimate that we've given, first of all, there is good business; has been. It's been somewhat cyclical occasionally, but there's good business for Global's older fleet in the Gulf of Mexico, for IRM business, for diving business, for example. So the historical pipelay platform and intervention business has a flow of revenue. As we've said, I think we might be able to optimize that to some extent, but we think we can make that -- or continue that contribution to revenue.

In addition, particularly for the two larger vessels, we'd look to take projects in 2012. Now those projects could be scope on existing Technip projects, or on Technip projects to be won. That could be projects that we and Global, either together or separately, are currently targeting where we think we could bid together more effectively. That could be in geographic territories where we're a little less present than they are, for example, Mexico and the Middle East; or vice versa, where the assets are going to fit in and expand the number of projects that we can win.

So we expect to start taking those projects in 2012 so that you will see the first revenues coming through on those in 2013.

Lastly, we would expect to have completed integration of the two businesses, to have extracted a $30 million at least of cost savings that we mentioned in the press release, and have that fall through to our bottom line in '13. And those are the major elements I think behind our accretion assumptions for that year.

Tom Ackermans - Barclays Capital - Analyst

Okay, great. That's very helpful, thanks.

Julian Waldron - Technip SA - CFO

Thank you.

Operator

Final Transcript
Sep 12, 2011 / 08:00AM GMT, TEC.PA - Technip to Acquire 100% of Global Industries Ltd. Conference Call

Dominique Patry, Cheuvreux.

Dominique Patry - CA Cheuvreux - Analyst

I have one question. Given the 14 vessels of Global Industries, I was just wondering to which extent all of them were strategic, or if you may consider disposing some of the maybe less critical assets.

And then I have a question regarding the revenue synergies that you were contemplating for 2013. Could you maybe come back a bit more in detail given the fact that it's quite an ambitious timing to achieve those synergies? Thank you.

Thierry Pilenko - Technip SA - Chairman and CEO

All right, I'll take the question on the vessels. So I would say the fleet of Global is in either the traditional market or relatively shallow water for both pipelay and heavy lift, and in the newly-open deepwater trunkline-type market with the brand new asset G1200 and G1201.

So, clearly, we will be treating the G1200 and G1201 as flagships; a little bit the way we are treating the Deep Blue in our current fleet, big enablers for large projects. For the rest of the business, we are going to evaluate whether we keep them in their current markets or we deploy them in different markets, such as the Middle East for example, or Nigeria, or some places in West Africa.

So it is too early to say whether there would be any disposition, but at the moment we believe that, because of our worldwide reach and our large customer base, we will find good use for all the assets of Global Industries.

Julian?

Julian Waldron - Technip SA - CFO

Dominique, thank you for your question. I think in '13 we'd encourage you to build up the revenue outlook as follows; first, by focusing on those older assets that you mentioned. As Thierry said, they continue to have activity, whether that's in the Gulf of Mexico, both the US and other regions, notably Mexico in the Gulf, or whether that's outside the Gulf in Africa or in Asia.

And we see probably, with our global footprint, broader opportunities than maybe Global did on its own to put those assets to work. And that's a flow of revenue that we see as being relatively stable, and that's -- you can go back and look at their disclosure, you'll find it's a few hundred million dollars.

Over on top of that, we would see the ramp up of utilization of the two newer assets, the G1200 and the G1201. And we expect 2012 to provide the leading indicators for that revenue contribution as we take orders. Those orders will be for scope inside existing Technip projects. They will be in geographic territories where either we're very present and they could do with assistance to get traction, or vice versa. And there will be some projects where we think we will be more competitive with the know-how, the experience of the assets, backed by our commercial and project management strength.

And we would see a relatively sharp pick up in utilization of the G1200 and the G1201 thanks to the contribution of Technip to winning business.

I think underlying that, I'd go back to one of the points that Thierry mentioned at the beginning of his presentation, which is the view that we have of the market, both over the last few months and as we go into the autumn. We see our customers at the moment being very active in looking to tender and award new projects; and we mentioned a few territories, whether that be Brazil, whether that be Asia, or whether that be the Gulf.

I think we shouldn't forget that, for example, the North Sea continues to be very, very active indeed. And with that underlying strength in the market, that, we believe, gives us the flexibility to win projects in 2012 to put these assets to use, and their associated teams and skills, to deliver revenue in 2013 following. So I think those are our critical assumptions for 2012 revenue.

Dominique Patry - CA Cheuvreux - Analyst

Final Transcript
Sep 12, 2011 / 08:00AM GMT, TEC.PA - Technip to Acquire 100% of Global Industries Ltd. Conference Call

Okay, thank you very much.

Operator

Dave Thomas, UniCredit.

Dave Thomas - UniCredit Research - Analyst

I've got three questions, please. Firstly, on the fleet, can you say whether there are any limitations on the US-based vessels to operate outside US waters? In other words, are they restricted to only be deployed in the Gulf of Mexico?

Secondly, on the point of bidding and what Global is currently bidding at, can you say if you have any influence on what they're doing to ensure that the -- what they're bidding on meets your own hurdle requirements?

And finally, back on to the issue of synergies, and a bit more granularity, if I may, where are the synergies coming from? Is it from things like bidding costs, from staffing, from office reductions, and the such like? That's it, thanks.

Thierry Pilenko - Technip SA - Chairman and CEO

Okay, I'll answer the first two questions. The fleet is not restricted, but obviously is mostly adapted to the environment of shallow water in the Gulf of Mexico in a broad sense, including Mexican waters, as well as US waters.

And I think the relationship that Global Industries has had over the years with Pemex, in particular, is an extremely important factor because we know that Pemex will have to go from shallow water to deep water and, therefore, we think it's going to be a commercial synergy which is very important for us. But we are going to look asset by asset for the traditional fleet where it's the most appropriate to allocate these assets geographically.

Now, of course, for the larger assets, the 1200 and 1201, these are flag ship vessels, as I said before, and these assets will be managed across the different geographies where Technip is present. And I can assume that we are going to see projects in West Africa, in Brazil, in the Caribbean, in Asia Pacific for these very capital assets.

Now, as far as the bidding process is concerned, I want to stress that today we are two separate companies and that until we close we will operate as two separate companies. We will be planning the integration together to make sure that we can be ready after closing, but we cannot have any influence on their bidding strategies.

However, we know what are the projects on which the major assets in particular could be deployed because we are looking at these projects as well. So those projects are, for example, at the moment in the Mediterranean, in Australia, in West Africa, and obviously in Brazil. So we will be building our response on these projects, but we are separate companies.

Cost synergies, Julian?

Julian Waldron - Technip SA - CFO

David, thanks for the question. On cost synergies, the $30 million that we've identified that we can take out come from a number of areas that I'll detail.

I think as we go into 2012 we are conscious that we want to secure the know-how and the experience of the assets that will come with Global; that's one of the key parts of what we're buying. So we've been looking at areas which are relatively straightforward to optimize and which will not affect that know-how and those skills as they come on board.

So, for example, Global's a public company and there are, as you know, a number of costs associated with being a public company, which in the US are very significant, those will go away.

Final Transcript
Sep 12, 2011 / 08:00AM GMT, TEC.PA - Technip to Acquire 100% of Global Industries Ltd. Conference Call

You mentioned bidding costs. Bidding costs are expensive in a number of different ways, including, for example, the financial cost of putting up bid bonds and things like that. Those costs, again, can be optimized.

If I look at facilities and premises, clearly, this is something we need to plan over time, but I think we would like, as much a possible, to have physical proximity between our teams; that way they'll work together better. There are a number of areas where we could envisage this. So, for example, our offices and their offices are within a couple of kilometers of each other in downtown Houston.

I could go on, but it's those sorts of areas in terms of costs.

I think a number of other areas that we've looked at, fleet management. With a bigger fleet we do believe there are optimizations to come from having a bigger fleet and the way that that's managed. And part of those savings in the fleet area will, I think, come from purchasing and procurement to -- and by that I mean to actually run the fleet and keep it afloat.

So all of those areas, I think, will yield tangible hard savings in terms of dollars of costs taken out and contribute to our estimate of at least $30 million.

Thierry Pilenko - Technip SA - Chairman and CEO

Yes, I would like to add to what Julian said about (inaudible) on procurement. Because of our presence in subsea, onshore, and offshore, we have established a relationship, in particular with pipe manufacturers, for the different projects that we have in the three segments which help us drive cost synergies in our procurement between the three segments. So we can imagine that as we expand the work that we do with large pipelines that we'll be able to fully use those synergies and the critical mass that we have with the main supplier of the pipeline.

Dave Thomas - UniCredit Research - Analyst

Okay, that's great. Thanks very much.

Operator

Julien Laurent, Natixis.

Julien Laurent - Natixis - Analyst

A question regarding the utilization rate. It was lower than 50% over the last three years, what would be a reasonable assumption for 2012/2013 for the Global fleet?

And regarding the value of the G1200 and G1201, is it fair to assume that the price per vessel is around $250 million, the construction cost?

Thierry Pilenko - Technip SA - Chairman and CEO

 Okay, I'll answer the first question about utilization rate. First of all, you need to understand that Global was -- has been operating largely in the Gulf of Mexico and, like any other operator in the Gulf of Mexico, in the US waters in Gulf of Mexico, has been impacted by what happened with the Macondo disaster. So I don't think you can take the average over the past 18 months to two years as being representative of what should be the activity in the traditional business of Global in the Gulf of Mexico.

Now, as far as a future utilization rate is concerned, we believe we can have for all the assets of Global Industries a utilization rate which is similar to what we have at Technip. This range is varying. And you've seen what we publish at quarterly -- on quarterly basis; this rate goes from 65% to 85% in the best quarters, so that's what we expect to achieve after a period of ramp up in 2012 and into 2013.

Value of the 1200 and 1201 and replacement costs?

Final Transcript
Sep 12, 2011 / 08:00AM GMT, TEC.PA - Technip to Acquire 100% of Global Industries Ltd. Conference Call

Julian Waldron - Technip SA - CFO

So, Julien, thank you for your question. The construction costs, I think Global can answer that question for you more directly than I can. But I think you will find when you go through their [10 Qs] and the analysts' reports that you've got a purchase cost of around about $550 million for the two vessels.

Now, they were started, as you know, three or four years ago in terms of commissioning. I think it is difficult to get a view on what the replacement costs would be today. One parallel, for example, at the moment might be the [POSVs], which are on -- under bid in Brazil, because they have similar top tension; slightly different vessels, of course, but there are some similarities. And what I've seen reported is build costs of anywhere around about $325 million, or north of that, a vessel.

So I think that gives you some idea of either the existing, or, were they to be constructed today, what sort of value or costs there would be. I think for us, looking at the value of these vessels, clearly there is a time-to-market advantage for us in acquiring the vessels and being able to bring them to market today, and having them immediately utilizable for Technip to add over the top our skills.

I think the second thing is vessels do not make an effective and profitable subsea company. You need the know-how, and the engineers, the onshore and the offshore crews that go with those vessels, and we have a very high respect for what Global brings in that respect.

And then over the top of that, as you've seen in a number of companies over the last couple of years, again, it's not just the assets and the crews, it is also the commercial, the track record, the project management, the project engineering, and the associated assets that make a successful project for both the customer and for the contractor. And I think all of those assets are useful to bring together.

Julien Laurent - Natixis - Analyst

Thank you.

Operator

Fiona Maclean, Merrill Lynch.

Fiona Maclean - Bank of America Merrill Lynch - Analyst

I have a question about what you're actually acquiring here, because I think the acquisition of the two main assets makes a lot of sense, and also gaining exposure to the Gulf and the Middle East and so on. But what is really of interest to me is trying to understand from you, Thierry, how comfortable you are with the level of risk that you're actually bringing into Technip with this company. Because when you look over the last few years of financials they've had a pretty rough ride of it, so how comfortable are you that you are going to be able to turn the profitability around?

And looking at the backlog, do you think that the remaining backlog that you will have left by the time you close this acquisition will be free of risk?

Thierry Pilenko - Technip SA - Chairman and CEO

Well, thank you very much, Fiona, and good morning. First of all, I'd like to say that we have done an extensive due diligence during the summer, and there we had time to look at all the backlog, all the projects, and all the assets in depth. And what we think we have, and the offer that we have, reflects that intensive -- or extensive due diligence.

The backlog is around EUR200 million as of today. And I think it's a good thing in the sense that we see that, in particular, those larger assets are not tied up on very long-term contracts. So that gives us plenty of flexibility to use these assets on the projects that we think make the most sense for Technip in the long term.

Final Transcript
Sep 12, 2011 / 08:00AM GMT, TEC.PA - Technip to Acquire 100% of Global Industries Ltd. Conference Call

As far as the risk level is concerned, I think you have to look at the risk, but you also have to look at the opportunities. As Julian was saying, we're going to have a faster time to market for these type of technologies, particularly the S-Lay technologies with the larger assets; we have experience and know-how that comes with the Company; and limited backlog, number of projects that have been fully audited.

So I think it's an opportunity for us to build an order intake and to bring project management, together with the skills of Global Industries, to utilize those assets with the criteria that we have in our project execution.

Fiona Maclean - Bank of America Merrill Lynch - Analyst

Do you see any risk of having to write-down any values of the assets in the business, because we did see that there was a very large write-down taken on a vessel which was about 40 years old or so last year? Maybe you can just give us a bit of feeling on that.

Julian Waldron - Technip SA - CFO

Fiona, it's Julian. I think, again, I'd say two or three things; first, that we've done extensive diligence on the assets. And we've had the opportunity to do that both physically, it's not just been a paper exercise, but it's been a physical exercise as well.

So I think we know the book values of those assets, what they've done with them over the last two or three years, and I think we have a good idea of how we could put those vessels to work going forward. And, as Thierry said, therefore, I think the price that we've put forward and that's been agreed reflects all of those pieces of input.

Clearly, as we go through, just from a technical point, the purchase accounting of the target company, we will be obliged to fair value the assets that we acquire, so that will be another way in which the process is reflected. So, no, we don't see the risk of any of those assets taking a write-down in Technip's books as we go through that process.

Fiona Maclean - Bank of America Merrill Lynch - Analyst

Okay. And finally, the two main assets, what type of revenue would you ascribe to them on a normalized annual basis?

Thierry Pilenko - Technip SA - Chairman and CEO

It is too early to tell. And, also, you have to understand that we are not planning to use these assets on a direct basis, but we are planning to use these assets as key enablers for large projects. So it's like any of our flagship assets; they are integrated in much broader projects, such as the Deep Blue, for example, and, therefore, you don't really look at the revenue per asset, like you would do with a drilling rig or a long-term charter with Petrobras for [PLSDs].

Here, these are projects that are going to enable very large contracts. And the flagship assets are going to be accompanied in those projects with a fleet of other types of assets, plus the procurement, plus the project management, so we are not looking at it as just a pure asset daily rate.

Fiona Maclean - Bank of America Merrill Lynch - Analyst

Okay, thank you very much.

Operator

Ladies and gentlemen, we have time for a few more questions. [Assec Metza], Carnegie.

Frederik Lunde - Carnegie - Analyst

Just a question on the Russian [North Sea] acquisition. Is this -- why are you moving into rigid and pipe -- or heavy lifting now? Is it because the valuation has been attractive? Or is it changes in the capabilities required in the marketplace?

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Sep 12, 2011 / 08:00AM GMT, TEC.PA - Technip to Acquire 100% of Global Industries Ltd. Conference Call

Thierry Pilenko - Technip SA - Chairman and CEO

Well, I would say we have been in the rigid pipelayer for quite a while. If you look at the number of kilometers that we have installed in rigid, it's about as much, or even slightly more, than what we have installed in flexible pipes. And most of the work that we are doing with the Deep Blue at the moment is rigid pipe.

Now what we do see in the market are several things. First of all, if you take the North Sea market for example, you see longer tie-backs; some of them are pipe-in-pipe. Those pipe-in-pipes are rigid, and they are very large diameter because they are pipe-in-pipes. So that's a market where typically the G1200 and G1201 can be applied.

What we also see as we go deeper in most basin that's pretty intuitive, deeper means farther from shore. So we see a lot of connecting pipes between fields, or between existing facilities, but also pipes from deep-to-shore, and the market is changing there.

Thirdly, we have seen a number of our customers that are bundling together infield and export lines in the same projects, and they are projects which have been recently awarded in Asia; projects that are on the radar screen in Asia or in Brazil, or in the Gulf of Mexico and the Caribbeans, that do contemplate in the same contract both the infield lines, which could be flexible or rigid, and the export lines. And I think the combination of our two fleets will allow us to address these type of projects.

So it's broadening our offering. Our traditional market was already very robust and growing, but here we're going to be able to broaden our offering, and that fits very strategically with what our clients want from us.

Frederik Lunde - Carnegie - Analyst

Thanks. And just a follow up. You mentioned the North Sea market, [these] vessels were in the UK North Sea, and what would it take for them to move into Norway?

Thierry Pilenko - Technip SA - Chairman and CEO

These vessels could -- I'm talking about the G1200 and G1201, obviously, which are large pipelay vessels, they could be working in the North Sea. Okay? But we will evaluate project by project what is the best and the most efficient use and the most profitable use of those vessels.

At the moment, in the North Sea, where we see that there is actually very tight capacity for pipelay vessels, we have been using very efficiently our new Apache. And we will be using our new Deep Energy and, obviously, as appropriate, the Global 1200 and 1201 vessels, but that's really project by project that we will evaluate what is the best return and the best technical solution for our customers.

One more question, please.

Operator

Mr. [James Laing], Morgan Stanley.

James Laing - Morgan Stanley - Analyst

Just, with regard to the average fleet age, it looks relatively old so I was just wondering if you could talk us through how you think about the costs relating to maintaining and upgrading the older ships in the fleet.

Thierry Pilenko - Technip SA - Chairman and CEO

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Sep 12, 2011 / 08:00AM GMT, TEC.PA - Technip to Acquire 100% of Global Industries Ltd. Conference Call

Well, I don't think it's very meaningful to talk about average; it's like if you have a grandfather and a baby in the same room you would not talk about average. So there are some assets that are old; there are some assets that are very [sound]; and there are also some assets that are 20 to 25 years old and are being used throughout the Gulf of Mexico.

Obviously, the brand new asset, 1200 and 1201, will require medium CapEx going forward because they are fully equipped. As far as the older assets are concerned, the CapEx per year is around $35 million per year.

James Laing - Morgan Stanley - Analyst

Okay, great, thank you.

Thierry Pilenko - Technip SA - Chairman and CEO

Thank you very much. That was the last question, so thank you very much for your attention, and don't hesitate to call our Investor Relations' team if you have any additional questions. Thank you.

Kimberly Stewart - Technip SA - VP Investor Relations

Ladies and gentlemen, this concludes the conference call. We would like to thank you for your participation. As a reminder, a replay of this call will be available on our website in about two hours.

You're invited to contact us in the IR team should you have any questions or require additional information.

Once again, thank you for your participation, and please enjoy the rest of your day.

Operator

Thank you for your participation in today's results conference call. The replay will be on our website, www.technip.com, in the Investor Relations' section, or by dialing +33 17200 1500, or +44 203 367 9460, or +1 877 642 3018, using the confirmation code 274216-hash. The replay will be available for two weeks.

Thank you, and goodbye. You may now disconnect.

EDITOR

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Risks that could cause actual results to differ materially from the results anticipated in the forward-looking statements include, among other things, our ability to successfully continue to originate and execute large services contracts, and construction and project risks generally; the level

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Sep 12, 2011 / 08:00AM GMT, TEC.PA - Technip to Acquire 100% of Global Industries Ltd. Conference Call

of production-related capital expenditure in the oil and gas industry as well as other industries; currency fluctuations; interest rate fluctuations; raw material, especially steel, as well as maritime freight price fluctuations; the timing of development of energy resources; armed conflict or political instability in the Arabian-Persian Gulf, Africa or other regions; the strength of competition; control of costs and expenses; the reduced availability of government-sponsored export financing; losses in one or more of our large contracts; U.S. legislation relating to investments in Iran or elsewhere where we seek to do business; changes in tax legislation, rules, regulation or enforcement; intensified price pressure by our competitors; severe weather conditions; our ability to successfully keep pace with technology changes; our ability to attract and retain qualified personnel; the evolution, interpretation and uniform application and enforcement of International Financial Reporting Standards (IFRS), according to which we prepare our financial statements as of January 1, 2005; political and social stability in developing countries; competition; supply chain bottlenecks; the ability of our subcontractors to attract skilled labor; the fact that our operations may cause the discharge of hazardous substances, leading to significant environmental remediation costs; our ability to manage and mitigate logistical challenges due to underdeveloped infrastructure in some countries where we are performing projects.

Some of these risk factors are set forth and discussed in more detail in our Annual Report.

Should one of these known or unknown risks materialize, or should our underlying assumptions prove incorrect, our future results could be adversely affected, causing these results to differ materially from those expressed in our forward-looking statements.

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This presentation does not constitute an offer or invitation to purchase any securities of Technip in the United States or any other jurisdiction.

Securities may not be offered or sold in the United States absent registration or an exemption from registration.

The information contained in this presentation may not be relied upon in deciding whether or not to acquire Technip securities.

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In connection with the proposed transaction, Global Industries Ltd. will file a proxy statement and other relevant documents with the SEC. Before making any voting decision, investors and security holders of Global Industries Ltd. are urged to read the proxy statement carefully and in its entirety when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and security holders will be able to obtain these documents free of charge at the website maintained by the SEC at www.sec.gov.

In addition, documents filed with the SEC by Global Industries, Ltd. are available free of charge by writing Global Industries, Ltd. at the following address; Global Industries Ltd., 8000 Global Drive, Carlyss, Louisiana 70665, attention Investor Relations. Documents filed with the SEC by Technip are available free of charge from Technip's website at investors-en.technip.com.

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Sep 12, 2011 / 08:00AM GMT, TEC.PA - Technip to Acquire 100% of Global Industries Ltd. Conference Call

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